                                                                    Exhibit 3.31

                           ARTICLES OF INCORPORATION
                                       OF
                             STANSLEY RACING CORP.

     The undersigned, desiring to form a stock corporation under the provisions of Chapter 9 of Title 13.1 of the Code of Virginia of 1950, as amended, hereby sets forth the following:

     A. Corporate Name. The name of the corporation is Stansley Racing Corp. (the "Corporation").

     B. Purposes and Powers. The purpose for which the Corporation is formed is to engage in any lawful business. In addition, the Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs.

     C. Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is as follows:

             Class          Number
          and Series      of Shares
          ----------      ---------

            Common          5,000

         The holders of the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution. No holders of any class or series of stock shall have the preemptive right to acquire unissued shares of any class or series of stock of the Corporation.

     D. Registered Office and Registered Agent. The address of the Corporation's initial registered office is the Federal Reserve Bank Building, 701 East Byrd Street, 15th Floor, P.O. Box 500, Richmond, Virginia 23204-0500. The name of the city in which the initial registered office is located is the City of Richmond. The name of the initial registered agent is James L. Weinberg, Esquire, who is a resident of the Commonwealth of Virginia, a member of the Virginia State Bar and whose business office is identical with the registered office of the Corporation.

     E. Directors. The number of directors constituting the initial Board of Directors is two (2) and set forth below are the names and addresses of the persons who are to serve as the initial directors until the first annual meeting of the shareholders or until their respective successors shall be duly elected and qualify:

                      Name                 Address
                      ----                 -------

                 Arnold Stansley      5700 Telegraph Road
                                      Toledo, Ohio 43612

                 James Leadbetter     110 Arco Drive
                                      Toledo, Ohio 43607

          The foregoing persons who are to serve as the initial directors have heretofore consented to being named as the initial directors of the Corporation.

     F. Limitation on Liability. In any proceeding brought in the right of the Corporation or by or on behalf of shareholders of the Corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed one dollar, unless the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

     G.   Indemnification of Directors, Officers and Others.

          1. Indemnification. The Corporation shall indemnify an individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because he is or was a director against liability incurred in the proceeding and against expenses incurred by him in connection therewith except such liabilities and expenses incurred because of his willful misconduct of knowing violation of the criminal law.

          2. Advance for Expenses. The Corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                 (a) the director furnishes the Corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 1;

                 (b) the director furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct (which undertaking shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment); and case shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person.

                 4. Indemnification of Officers, Employees, Agents and Others. Each officer and employee of the Corporation shall be entitled to indemnification and advance expenses to the same extent as a director.

     The Corporation may, to a lesser extent or to the same extent that the Corporation is required to provide indemnification and make advances for expenses to its directors, provide indemnification and make advances and reimbursements for expenses to its agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this paragraph is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law.

                 5. Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Corporation, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify him against the same liability under Section 1.

                 6. Application. Indemnity hereunder shall continue as to a person who has ceased to have that capacity referred to above and shall inure to the benefit of the heirs, executors and administrators of such a person.

DATED: June 1, 1994


                                             /s/ James L. Weinberg
                                             -------------------------
                                             James L. Weinberg, Esquire
                                             Incorporator

                            COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION

                                  June 3, 1994

The State Corporation Commission has found the accompanying articles submitted on behalf of

STANSLEY RACING CORP.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective June 3, 1994.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.


                                        STATE CORPORATION COMMISSION

                                        By /s/ T. V. Morrison Jr.
                                           Commissioner

CORPACPT
CIS20423
94-06-02-0102